Ritter Pharmaceuticals Reports First Quarter 2018 Financial Results and Provides Business Updates

LOS ANGELES (May 15, 2018) – Ritter Pharmaceuticals, Inc. (NASDAQ: RTTR) (“Ritter Pharmaceuticals” or the “Company”), a developer of novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases with an initial focus on the development of the first FDA-approved treatment for lactose intolerance, today reported financial results for the first quarter ended March 31, 2018 and provided other business updates.

Recent Highlights

●	Engaged Medpace as the Company’s clinical research organization (CRO) for its first pivotal Phase 3 clinical trial of RP-G28 in lactose intolerance.
●	Reported clinical microbiome data from the Company’s Phase 2b clinical trial of RP-G28 indicating that RP-G28 promoted beneficial adaptation of the gut microbiome.
●	Completed 1-for-10 reverse stock split.
●	Conducted a Phase 1 clinical pharmacology study of RP-G28 to support the Company’s planned Phase 3 program.
●	Welcomed William Chey, M.D. to the Company’s Medical Advisory Board.
●	Appointed Diane J. Plotkin, Ph.D. as Vice President of Clinical Development.

“We began 2018 with several important corporate and product development updates, each with significant impact on our strategic execution of our first Phase 3 pivotal trial,” said Michael D. Step, Chief Executive Officer of Ritter Pharmaceuticals. “Our efforts have centered around finalizing the Phase 3 trial protocol design based on the Food and Drug Administration’s feedback and guidance, completion of manufacturing of drug supply and securing additional late-stage clinical development personnel to assist us in the execution of the program.”

Andrew J. Ritter, co-founder and President of Ritter Pharmaceuticals, added, “ We continue to be committed to ensuring that the clinical development of RP-G28 is executed safely and with scientific rigor, and we look forward to initiating our first pivotal Phase 3 Trial later this quarter.”

First Quarter 2018 Financial Results

For the first quarter of 2018, Ritter Pharmaceuticals reported a net loss attributable to common stockholders of approximately $2.0 million compared to a net loss of approximately $1.7 million for the first quarter of 2017. Basic and diluted net loss per share was $0.41 for the three months ended March 31, 2018 compared to basic and diluted net loss per share of $1.44 for the same period in 2017. Research and development expenses for the first quarter of 2018 totaled approximately $850,000 compared to approximately $432,000 for the first quarter of 2017. This increase was due to the Company’s preparation for its Phase 3 clinical trial. General and administrative expenses for the first quarter of 2018 and 2017 were approximately $1.1 million and $1.2 million, respectively. As of March 31, 2018, Ritter Pharmaceuticals had cash and cash equivalents of approximately $18.9 million.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. The Company’s lead product candidate, RP-G28, has the potential to become the first FDA-approved treatment for lactose intolerance, a condition that affects millions of people worldwide. RP-G28 has been studied in Phase 2 trials, and is expected to commence Phase 3 clinical development in the second quarter of 2018. The Company is further exploring the therapeutic potential that gut microbiome changes may have on treating/preventing a variety of diseases including: gastrointestinal diseases, cancer, metabolic, and liver disease.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of Ritter Pharmaceuticals’ management, including statements regarding the timing and commencement of our first Phase 3 clinical trial. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results are included in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contacts

Shaun Novin

310-203-1000

shaun@ritterpharma.com

RITTER PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2018	2017
Operating costs and expenses
Research and development	$849,683	$432,154
Patent costs	63,088	77,702
General and administrative	1,125,891	1,171,325
Total operating costs and expenses	2,038,662	1,681,181

Operating loss	(2,038,662)	(1,681,181)

Other income
Interest income	25,972	7,946

Total other income	25,972	7,946

Net loss	$(2,012,690)	$(1,673,235)

Net loss per common share - basic and diluted	$(0.41)	$(1.44)

Weighted average common shares outstanding - basic and diluted	4,944,763	1,161,920

RITTER PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$18,917,043	$22,631,971
Prepaid expenses	177,085	167,400
Total current assets	$19,094,128	$22,799,371

Other assets	10,326	10,326
Property and equipment, net	22,510	23,873
Total Assets	$19,126,964	$22,833,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$640,545	$2,237,579
Accrued expenses	145,216	454,252
Other liabilities	15,303	15,757
Total current liabilities	801,064	2,707,588

STOCKHOLDER’S EQUITY
Preferred stock, $0.001 par value; 15,000,000 shares authorized, 8,820 and 9,140 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	4,948,981	5,128,536
Common stock, $0.001 par value; 225,000,000 shares authorized, 5,020,652 and 4,940,652 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	5,021	4,941
Additional paid-in capital	68,716,022	68,323,939
Accumulated deficit	(55,344,124)	(53,331,434)
Total stockholders’ equity	18,325,900	20,125,982

Total Liabilities and Stockholders’ Equity	$19,126,964	$22,833,570